Exhibit 10.3

STOCK OWNERSHIP GUIDELINES EFFECTIVE DATE: FEBRUARY 10, 2016 LAST REVIEWED: NOVEMBER 4, 2015

The Board of Directors (the “Board”) of PacWest Bancorp (the “Company”) believes that significant stock ownership by the Company’s senior officers and directors will further align their interests with those of the Company’s stockholders and will promote our long-term business objectives. Therefore, the Board has adopted the following common stock ownership guidelines.

OFFICERS

Officers will be expected to own Company common stock having a value equal to at least five times base salary in the case of our CEO and three times base salary in the case of our other officers who are direct reports to the CEO.

Officers will be expected to meet the applicable ownership threshold within five years of the later of December 11, 2014 or the date of their appointment to the applicable position.

NON-EMPLOYEE DIRECTORS

Non-employee directors will be expected to own Company common stock having a value equal to at least five times their annual cash retainer.

Non-employee directors will be expected to meet the applicable ownership threshold within five years of the later of May 16, 2016 or the date of their election or appointment to the Board.

APPROVAL AND ADMINISTRATION

The level of compliance with these guidelines will be determined on an annual basis by the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and reported to the Board.  For purposes of such determination, stock ownership will be determined from the totals on Table 1 of an SEC Form 4 other than unvested time-based restricted stock awards, and which excludes outstanding stock options and stock appreciation rights (whether or not vested).  To calculate the value of an officer’s or director’s shares of common stock, this total shall be multiplied by the highest share price in the preceding 52 week period.

These guidelines may be waived at the discretion of the CNG Committee with respect to any particular officer or director or based on bona fide personal financial need or hardship, other special circumstances or if compliance would prevent an officer or director from complying with law, regulation or a court order, as in the case of a divorce settlement.

The CNG Committee shall review these Stock Ownership Guidelines no less than annually.